Exhibit 10. 8

DMI LIFE SCIENCES, INC.

NOTE EXTENSION AND SUBORDINATION AGREEMENT

Effective Date: September 1, 2010

Greenwood Village, CO 80111

On November 12, 2009 and December 4, 2009, the undersigned DMI Life Sciences, Inc. , a Delaware corporation (the “Maker”), issued two promissory notes (the “Notes”) in the amount of $50,000.00 each, and promised to pay to the order of Michael Macaluso, and his successors or assigns (collectively, the “Holder”), the aggregate sum of $100,000 due under the Notes, together with interest at the rate of 6.0% (six percent) per annum until the Notes are paid in full. The Notes were originally due on April 30, 2010, and under a prior extension agreement were due on about September 1, 2010.

In consideration of this extension agreement, the payment of $100, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the Holder and the Maker, the Maker and the Holder hereby agree:

(1)	The due date of the Notes will be extended through and until the earlier of (a) the closing and receipt by Maker or its parent, Ampio Pharmaceuticals, Inc., of debt or equity financing in the amount of $5 million or more, or (b) April 30, 2011; and

(2)	Any payment made by Maker hereunder and pursuant to the terms of the Notes, including interest on the principal amount of the Notes, shall be subject and subordinate to the prior indefeasible payment in full of any and all debts, obligations and liabilities of Maker to the purchasers (collectively, the “Purchasers”) of the Maker’s Senior Convertible Unsecured Debentures and Senior Unsecured Mandatorily Convertible Debentures (collectively, the “Debentures”) issued to the Purchasers in August and November, 2010, respectively, whether amounts due under the Debentures are now existing or hereafter arising and whether direct or acquired by the Purchasers or a Purchaser by transfer, assignment or otherwise (collectively the “Primary Obligations”) and the Maker shall make no payments to the Holder until the Primary Obligations have been indefeasibly paid in full as acknowledged in writing or electronically by the Purchasers.

Upon any distribution of any assets of Maker whether by reason of sale, reorganization, liquidation, dissolution, arrangement, bankruptcy, receivership, assignment for the benefit of creditors, foreclosure or otherwise, the Purchasers shall be entitled to receive payment in full of the Primary Obligations prior to the payment of any part of the Notes, including interest on the principal balance thereof. To enable the Purchasers to enforce their rights hereunder in any such proceeding or upon the happening of any such event, the Purchasers may from time to time designate a person who shall be appointed attorney-in-fact for the Purchasers with full power to act in the place and stead of the Purchasers including the right to make, present, file and vote proofs of claim against Maker on account of all or any part of said Notes, as the Purchasers may deem advisable and to receive and collect any and all payments made thereon and to apply the same on account of the Purchasers. Maker will execute and deliver such instruments as Purchasers may require to enforce the subordination of the Notes, to effectuate said power of attorney and to effect collection of any and all interest or other payments which may be made at any time on account thereof. While this instrument remains in effect, the Maker will not assign to or subordinate in favor of any other person, firm or corporation any right, claim or interest in or to the Notes or commence or join with any other creditor in commencing any bankruptcy, reorganization or insolvency proceeding against Maker. The Purchasers may at any time, in their discretion, renew or extend the time of payment of all or any portion of the Primary Obligations and the Purchasers may enter into such agreements with Maker as the Purchasers may deem desirable without notice to or further assent from the Holder and without adversely affecting the Purchasers’ rights hereunder in any manner whatsoever.

The within instrument is and shall be deemed to be a continuing subordination and shall be and remain in full force and effect until all Primary Obligations have been performed and paid in full.

This Agreement amends and further extends the Note Extension agreement dated May 13, 2010 between the parties and amends the terms of the Notes to include the within subordination. By their signatures hereto, Maker and Holder agree to the extension of the due date of the Notes and to the subordination of the Notes to the Primary Obligations as described herein.

In witness whereof, the parties hereto have executed this Note Extension and Subordination Agreement, to be effective the date specified above.

Maker:

DMI Life Sciences, Inc.

By:	/s/ Bruce G. Miller
Bruce G. Miller, Chief Financial Officer

Holder:

By:	/s/ Michael Macaluso
Michael Macaluso